Exhibit 99.1

Structure Therapeutics Reports First Quarter 2025 Financial Results and Recent Highlights

Topline data from oral small molecule aleniglipron (GSBR-1290) Phase 2b ACCESS and ACCESS II studies anticipated by year-end 2025

Oral small molecule amylin receptor agonist (ACCG-2671) Phase 1 initiation anticipated by year-end 2025; New preclinical data to be presented at American Diabetes Association (ADA) 85th Scientific Sessions in June 2025

Strong financial position with cash, cash equivalents and short-term investments of $836.9 million

SAN FRANCISCO, May 8, 2025– Structure Therapeutics Inc. (NASDAQ: GPCR), a clinical-stage global biopharmaceutical company developing novel oral small molecule therapeutics for metabolic diseases, including obesity, today reported financial results for the first quarter ended March 31, 2025, and provided a business update.

“We are excited by the recent advancements in the oral small molecule GLP-1 field, which will meaningfully expand access and options for patients with obesity and related diseases,” said Raymond Stevens, Ph.D., CEO of Structure Therapeutics. “We continue to make strong progress with the Phase 2b ACCESS and ACCESS II studies for aleniglipron, our once-daily oral small molecule GLP-1 program, which are on track for data readout by the end of the year. In addition, we are on track to initiate the Phase 1 study of ACCG-2671, which we believe is the most advanced oral small molecule amylin program in development, by the end of 2025. We’re advancing our powerful foundation for the future of fixed-dose combination therapies which is best addressed with oral small molecules and to make these medicines more broadly accessible and convenient to patients.”

Recent and Upcoming Milestones

Aleniglipron (GSBR-1290) – Oral Small Molecule Selective GLP-1 Receptor Agonist for the Treatment of Obesity or Overweight with co-morbidities

•	The Phase 2b ACCESS and ACCESS II studies are fully enrolled and on track for topline 36-week data by year-end 2025.

o	ACCESS enrolled approximately 220 adults living with obesity, or overweight with a weight-related comorbidity, and is designed to evaluate doses up to 120 mg of aleniglipron with a 4-week titration regimen.
o	ACCESS II enrolled approximately 80 adults living with obesity, or overweight with a weight-related comorbidity, and is designed to evaluate higher doses of aleniglipron (180 mg and 240 mg) with 4-week titration increments.

ACCG-2671 – Oral Small Molecule Amylin Receptor Agonist for the treatment of Obesity or Overweight with co-morbidities

•	Investigational new drug (IND) enabling activities for ACCG-2671 are ongoing; Structure Therapeutics plans to initiate a first-in-human Phase 1 clinical study by year-end 2025.
•	New preclinical data for ACCG-2671 will be presented in a late-breaking poster session at the American Diabetes Association (ADA) 85th Scientific Sessions on June 22, 2025.

Oral Small Molecule Pipeline and Potential Combinations:

•	Oral Small Molecule GLP-1R in additional indications: Structure Therapeutics is studying GLP-1 receptor agonists in additional indications outside of obesity, including Parkinson’s disease (PD). Preclinical data in PD will be presented in a late-breaking poster session at the ADA 85th Scientific Sessions on June 22, 2025.
•	Oral Small Molecule GIPR Program: Structure Therapeutics is developing a GIPR selective agonist and antagonist and GLP-1R/GIPR combinations to treat obesity and associated diseases.
•	Oral Small Molecule GCGR Program: Structure Therapeutics is developing a GCGR selective agonist and GLP-1R/GCGR combinations for the treatment of obesity and related diseases.
•	Oral Small Molecule APJR Program: Structure Therapeutics is evaluating ANPA-0073, a Phase 2 ready biased APJR agonist for potential selective or muscle-sparing weight loss. The Company has completed a Phase 1 single-ascending and multiple-ascending dose study, in which ANPA-0073 was generally well-tolerated with no serious adverse events reported. Long term chronic GLP-toxicology studies are currently underway and expected to be completed in 2025.

First Quarter 2025 Financial Highlights

Cash Position: Cash, cash equivalents and short-term investments totaled $836.9 million on March 31, 2025. The Company expects its current cash, cash equivalents and short-term investments to fund projected operations and key clinical milestones through at least 2027, including aleniglipron studies for Phase 3 readiness but excluding Phase 3 registrational studies.

Research and Development (R&D) Expenses: R&D expenses for the first quarter of 2025 were $42.9 million, as compared to $20.7 million for the same period in 2024. The increase was primarily due to increases related to preclinical research and development expenses, clinical trial costs and personnel-related expenses due to an increase in headcount to support the advancement of our GLP-1R franchise including aleniglipron.

General and Administrative (G&A) Expenses: G&A expenses for the first quarter of 2025 were $13.4 million, as compared to $11.3 million for the same period in 2024. The increase was primarily due to increases in personnel-related expenses as we expanded our infrastructure to drive and support the growth in our operations as a publicly-traded company, partially offset by a decrease in consulting services.

Net Loss: Net loss for the first quarter of 2025 totaled $46.8 million, with non-cash share-based compensation expense of $5.9 million, compared to $26.0 million for the first quarter of 2024 with non-cash share-based compensation expense of $2.7 million.

About Structure Therapeutics

Structure Therapeutics is a science-driven clinical-stage biopharmaceutical company focused on discovering and developing innovative oral small molecule treatments for chronic metabolic and cardiopulmonary conditions with significant unmet medical needs. Utilizing its next generation structure-based drug discovery platform, the Company has established a robust GPCR-targeted pipeline, featuring multiple wholly-owned proprietary clinical-stage oral small molecule compounds designed to surpass the scalability limitations of traditional biologic and peptide therapies and be accessible to more patients around the world. For additional information, please visit www.structuretx.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements concerning: the Company’s future plans and prospects; the expected timing of topline data from the ACCESS and ACCESS II studies; the planned initiation of the ACCG-2671 Phase 1 study and the timing thereof; the expected completion of long term chronic GLP-toxicology studies; the Company’s anticipated cash runway and uses of cash; the belief that the oral small molecule approach gives Structure Therapeutics the opportunity to create more scalable, cost-effective treatments to meet the needs of patients with obesity and other related diseases, without compromising on efficacy or safety; the belief that Structure Therapeutics is well-positioned with one of the most robust oral small molecule metabolic franchises in the industry; and any expectations regarding the safety, efficacy or tolerability of aleniglipron, ACCG-2671, ANPA-0073 and other candidates under development. In addition, when or if used in this press release, the words and phrases “anticipated,” “expect,” “on track,” “plan,” “potential,” “to be,” and similar expressions and their variants, as they relate to the Company may identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. Readers are cautioned that actual results, levels of activity, safety, performance or events and circumstances could differ materially from those expressed or implied in the Company’s forward-looking statements due to a variety of risks and uncertainties, which include, without limitation, risks and uncertainties related to the results from earlier clinical studies not necessarily being predictive of future results, potential delays in the commencement, enrollment and completion of the Company’s planned clinical studies, the Company’s ability to advance aleniglipron, ACCG-2671, ANPA-0073, LTSE-2578, and its other therapeutic candidates, obtain regulatory approval of and ultimately commercialize the Company’s therapeutic candidates, competitive products or approaches limiting the commercial value of the Company’s product candidates, the timing and results of preclinical and clinical studies, the Company’s ability to fund development activities and achieve development goals, the Company's reliance on third parties, including clinical research organizations, manufacturers, suppliers and collaborators, over which it may not always have full control, the impact of any global pandemics, inflation, tariffs, changes in monetary and fiscal policy, supply chain issues, rising interest rates, future bank failures and other macroeconomic factors on the Company’s business, its ability to protect its intellectual property and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s latest Annual Report on Form 10-K and future reports the Company may file with the SEC from time to time. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

STRUCTURE THERAPEUTICS INC.

Condensed Consolidated Statements of Operations

(unaudited)

(In thousands)

	THREE MONTHS ENDED
	MARCH 31,
	2025	2024
Operating expenses:
Research and development	$42,867	$20,679
General and administrative	13,444	11,336
Total operating expenses	56,311	32,015
Loss from operations	(56,311)	(32,015)
Interest and other income, net	9,576	6,008
Loss before provision for income taxes	(46,735)	(26,007)
Provision for (benefit from) income taxes	98	29
Net loss	$(46,833)	$(26,036)

STRUCTURE THERAPEUTICS INC.

Condensed Consolidated Balance Sheet Data

(unaudited)

(In thousands)

	MARCH 31,	DECEMBER 31,
	2025	2024
Assets
Current assets:
Cash, cash equivalents and short-term investments	$836,882	$883,518
Prepaid expenses and other current assets	12,740	7,693
Total current assets	849,622	891,211
Property and equipment, net	3,518	3,478
Operating right-of-use assets	7,313	3,535
Other non-current assets	6,096	5,106
Total assets	$866,549	$903,330
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$8,710	$8,024
Accrued expenses and other current liabilities	25,306	26,299
Operating lease liabilities, current portion	2,471	1,698
Total current liabilities	36,487	36,021
Operating lease liabilities, net of current portion	5,116	2,164
Other non-current liabilities	308	302
Total liabilities	41,911	38,487
Total shareholders’ equity	824,638	864,843
Total liabilities and shareholders’ equity	$866,549	$903,330

Investors:

Danielle Keatley

Structure Therapeutics Inc.

ir@structuretx.com

Media:

Dan Budwick

1AB

Dan@1abmedia.com